CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated August 12, 2013, with respect to the financial statements of DTS8 Coffee Company, Ltd. for the years ended April 30, 2013 and 2012, in the Registration Statement of DTS8 Coffee Company, Ltd. on Form S-8 to be filed on or about January 9, 2014.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

January 9, 2014